Exhibit 99.1
Pixelworks Appoints Dr. John Liu to Board of Directors

PORTLAND, Ore., September 13, 2022 – Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of innovative video and display processing solutions, today announced the appointment of Dr. John Liu to the Company’s Board of Directors, effective September 9, 2022.
Dr. Liu currently serves as a director on the boards of Digital China Holdings Limited, a Hong Kong-based provider of information technology (IT) products and systems solutions, and dormakaba Holding AG, a global leader in the security and access control market. Dr Liu also held prior roles as the China chief executive officer of Afiniti, the global chief executive officer of VOSS, and as the chief operating officer of Wanda Internet Technology Group. Additionally, he previously served as a non-executive director on the board of ARM Holdings Plc. Earlier in his career, Dr. Liu held numerous senior executive positions at globally recognized communications and networking companies, including the corporate vice president and president of Greater China at Google Inc. and the China chief executive officer of SK Telecom Co., Ltd. He holds a bachelor’s degree in Mathematics from Beijing Normal University, obtained a Ph.D. in Telecommunications Network Management from Technical University of Denmark and is a graduate of Harvard Business School’s Senior Executive Program.
“We are very pleased to welcome Dr. Liu as a new independent director on Pixelworks’ Board,” stated Daniel Heneghan, Chairman of the Board. “He possesses extensive senior-level leadership experience at global technology companies, including a deep understanding of business development and strategic tactics required to drive successful operations in Asia. I look forward to working with Dr. Liu and his future contributions to the Board, as the Company continues to pursue its focused growth strategy centered around mobile visual processing solutions in Asia and the proliferation of Pixelworks’ TrueCut Motion platform in North America.”
Following the appointment of Dr. Liu as an independent Director, Pixelworks’ Board of Directors is comprised of seven members.
About Pixelworks
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. The Company has a 20-year history of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit the company's web site at www.pixelworks.com.
Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

Exhibit 99.1
Investor Contact:
Brett L Perry
Shelton Group
P: 214-272-0070
E: bperry@sheltongroup.com

Company Contact:
Pixelworks, Inc.
Haley Aman
P: +1-503-601-4540
E: haman@pixelworks.com